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                                                                     EXHIBIT 5.1

                       [VINSON & ELKINS L.L.P. LETTERHEAD]
                                  July 11, 2001


United Surgical Partners International, Inc.
17103 Preston Road
Suite 200 North
Dallas, Texas  75248

Ladies and Gentlemen:

         We have acted as counsel for United Surgical Partners International, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Securities Act") of 5,994,564 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on July 11, 2001, which Shares may be issued from time to time in accordance with the terms of the United Surgical Partners International, Inc. Stock Option and Restricted Stock Purchase Plan (the "Stock Option Plan"), the United Surgical Partners, Inc. 2001 Equity-Based Compensation Plan (the "Equity-Based Plan") and the United Surgical Partners, Inc. Employee Stock Purchase Plan (the "ESPP" and, together with the Stock Option Plan and the Equity-Based Plan, the "Plans").

         In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Second Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Amended and Restated Bylaws of the Company and (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company authorizing the Plans and the issuance of the Shares pursuant thereto.

         We have assumed that (i) all information contained in all documents reviewed by us is true, correct and complete, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so and (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity. In addition, we have assumed that (i) the Shares will be issued in accordance with the terms of the Plans, (ii) the full consideration for each Share will be received by the Company and will not be less than the par value for each Share and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law (the "DGCL").

         Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when issued by the Company pursuant to the terms and conditions of the Plans, will be validly issued, fully paid and non-assessable.

         This opinion is limited in all respects to the laws of the State of Texas, the DGCL and the federal laws of the United States of America. You should be aware that we are not admitted to the practice of law in the State of Delaware.

         This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,


                                       /s/ Vinson & Elkins L.L.P.